STATE OF INDIANA
                        OFFICE OF THE SECRETARY OF STATE


                              ARTICLES OF AMENDMENT


To Whom These Presents Come, Greeting:


WHEREAS, there has been presented to me at this office, Articles of Amendment for:

                                ISM HOLDING CORP.

and said Articles of Amendment have been prepared and signed in accordance with the provisions of the Indiana Business Corporation Law, as amended.




NOW, THEREFORE, I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that I have this day filed said articles in this office.



The effective date of these Articles of Amendment is July 29, 1998.





[STATE OF INDIANA                 In Witness Whereof, I have hereunto set my
SEAL HERE]                        hand and affixed the seal of the State of
                                  Indian, at the City of Indianapolis, this Twenty-ninth day of July, 1998


                                  /s/ SUE ANNE GILROY
                                  ---------------------------------------
                                      SUE ANNE GILROY, Secretary of State




                                                                      /s/ Deputy

                                    APPROVED
                                      AND
                                     FILED
                             BY SECRETARY OF STATE

                            ARTICLES OF AMENDMENT OF
                        THE ARTICLES OF INCORPORATION OF
                                ISM HOLDING CORP.
                                -----------------

    The undersigned officers of ISM Holding Corp., (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law as amended, (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                                   AMENDMENTS
                                   ----------

    The exact text of Article IV of the Articles of Incorporation of the Corporation is now as follows:

                                   ARTICLE IV
                                   ----------

                                AUTHORIZED SHARES
                                -----------------

         4.01. NUMBER OF SHARES. The total number of shares of which the Corporation has authority to issue is Fifty Million (50,000,000).

         4.02. TERMS OF SHARES.

               a. COMMON STOCK. The total number of shares of common stock which the Corporation is authorized to issue is Forty Million (40,000,000) and the par value of each share of such common stock is one-hundredth of one cent ($.001) for an aggregate value of Forty Thousand Dollars ($40,000.00).

               b. PREFERRED STOCK. The total number of shares of preferred stock which the Corporation is authorized to issue is Ten Million (10,000,000) and the par value of each share of such preferred stock is one-hundredth of one cent ($.001) for an aggregate value of Ten Thousand Dollars ($10,000.00). The voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the Corporation's board of directors (the "Board of Directors"), and the Board of Directors is expressly vested with authority to adopt one or more such resolutions.


    The following Articles are hereby added to the Articles of Incorporation:

                                   ARTICLE VII
                                   -----------

                                   REDEMPTION
                                   ----------



         7.01. Redemption. (a) Notwithstanding any other provisions of this Articles of Incorporation to the contrary, outstanding shares of stock of this Corporation held by Disqualified Holders (as hereinafter defined in subdivision
(ii) of paragraph (b) of this Article VII) shall always be subject to redemption by this Corporation, by action of the Board of Directors, to the extent necessary, in the sole judgement of the Board of Directors, to (I) prevent Directors, to prevent the loss of; (ii) secure the renewal or reinstatement of; or (iii) prevent the Corporation from being required to apply in the name of such holder or holders for, any license or franchise from any governmental agency held by this Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the stock of this Corporation possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

                    (i) the redemption price of the shares to be redeemed pursuant to this Article VIII shall be equal to the lesser of (A) the Fair Market Value (as hereinafter defined in subdivision (I) of paragraph (b) of this Article VII) of such shares and (B) the price paid for such shares by the Disqualified Holder, provided that such Holder purchased such shares within the year preceding the Redemption Date;

                    (ii) the redemption price of such shares may be paid in cash. Redemption Securities (as hereinafter defined in subdivision (iv) of paragraph (b) of this Article VII) or any combination thereof;

                    (iii) if less than 11 of the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, on a pro rata basis, or selection in any other manner determined by the Board of Directors;

                    (iv) at least ten days written notice of the Redemption Date (as defined in subdivision (iii) of paragraph (b) of this Article VII) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to such record holders if the case or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be released;

                    (v) on the Redemption Date, unless this Corporation shall have defaulted in paying or setting aside for payment the cash or Redemption Securities payable upon such redemption, any and all rights of Disqualified Holders in respect of the shares so redeemed (including without limitation any rights to vote or participate in dividends), shall cease and terminate, and from and after such Redemption Date such Disqualified Holders shall be entitled only to receive the cash or Redemption Securities payable upon redemption of the shares so redeemed; and

                    (vi) such other terms and conditions as the Board of Directors shall determine.

               (b)  For purposes of this Article VII:

                    (I) "Fair Market Value" of a share of the stock of this Corporation of any class or series shall mean (A) if stock of such class or series is listed or admitted to trading by any national securities exchange or automated quotation system, the average of the daily closing sale price of such stock on the principal national securities exchange or automated quotation system on which such securities are traded for the 10 consecutive trading day immediately preceding the date of determination or (B) if stock of such class or series is not then listed or admitted to reading on any national securities exchange or automated quotation system, the value determined by the Board of Directors of the Corporation;

                    (ii) "Disqualified Holder" shall mean any holder of shares of any class or series of stock of this Corporation whose continued holding of such stock, either individually or taken together with the holding shares of stock of this Corporation by any other holder or holders of shares of stock of this Corporation may result, in the sole judgement of the Board of Directors of the Corporation, in (A) the loss of, (B) the failure to secure the renewal or reinstatement of, or (C) a requirement that the Corporation, apply in the name of such holder or holders for, any license or franchise from any governmental agency held by this Corporation or any of its Subsidiaries;

                    (iii) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of this Corporation pursuant to this Article VII;

                    (iv) "Redemption Securities" shall mean any debt or equity securities of this Corporation, any of its subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the sole opinion of the Board of Directors has a value, at the time notice of redemption is given pursuant to subdivision (iv) of paragraph (a) of this Article VIII, at least equal to the redemption price required to be paid pursuant to subdivision (I) of paragraph
(a) of this Article VII;

                    (v) Any determination made in good faith by the Board of Directors of the Corporation as to any matter arising under this Article VII shall be final and conclusive as to all persons.

                                  ARTICLE VIII
                                  ------------

                                 INDEMNIFICATION
                                 ---------------

         8.01. INDEMNIFICATION. The Corporation, by action of the Board of Directors, may indemnify its directors, officers, agents and/or employees to the fullest extent permitted by the General Corporation Law of the State of Indiana, as such law is amended from time to time.

                                   ARTICLE IX
                                   ----------

                                   AMENDMENTS
                                   ----------

         9.01. AMENDMENTS. Any amendment hereof shall be made and effected only as follows: (a) the Board of Directors shall adopt such amendment by the affirmative vote of at least two-thirds (2/3) of the directors then in office at a meeting of the Board of Directors called for that purpose or by written resolution which sets forth and declares advisable the proposed amendment, and the Board of Directors shall either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the proposed amendment shall thereafter be submitted for consideration of such amendment or direct that the proposed amendment be considered at the next annual meeting of stockholders; (b) such amendment shall thereafter be submitted for consideration by the stockholders at such special or annual meeting; and (c) each such proposed amendment shall be approved by the affirmative vote of two-thirds (2/3) of the outstanding shares of each class and series, if any, of capital stock of the Corporation entitled to vote thereon.

    The aforementioned amendments were adopted by the Board of Directors of the Corporation by Unanimous Written Consent on July 20, 1998 and shareholder action was not required.

    The manner of adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the ByLaws of the Corporation.

    I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 28 day of July, 1998.




                                               /S/  Gary D. Sallee, President
                                               ------------------------------
                                                    Gary D. Sallee, President